Exhibit 10.12

EXECUTION VERSION

INTERIM CEO CONSULTING AGREEMENT

INTERIM CEO CONSULTING AGREEMENT dated as of August 31, 2012 (this “Agreement”), between Behringer Harvard REIT I, Inc., a Maryland corporation (the “Company”), and Robert S. Aisner (the “Consultant”).

WHEREAS, the Board of Directors of the Company desires to engage Consultant to provide management consulting services, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Consultant has agreed to provide such management consulting services, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.             Engagement:

(a)           The Company, through the action of its Board of Directors (the “Board”), hereby engages the Consultant, and the Consultant will serve the Company, as a management consultant.  During the term of this Agreement, the Consultant will serve as the interim non-employee chief executive officer of the Company (“CEO”) on a part-time basis.  The Company confirms that the Consultant has been duly elected as the CEO of the Company and will remain as an executive officer of the Company during the term of this Agreement.

(b)           Each party represents and warrants to the other party that it or he is not subject to any outstanding agreement that would conflict with any provisions of this Agreement or that would preclude the performance by it or him of its obligations hereunder.  The Company acknowledges that this Agreement only obligates the Consultant to serve approximately 20 percent of his working time with the Company, that the Consultant has numerous other commitments, including on behalf of other real estate investment trusts and other investment and similar programs sponsored by Behringer Harvard Holdings, LLC (the “Sponsor”) and its affiliates, which may compete with the Company and place demands on the time of the Consultant (the “Competing Demands”), and that as an executive officer of the Sponsor, the Consultant faces certain of the conflicts of interest described in filings of the Company with the Securities and Exchange Commission.

2.             Scope of Engagement:

(a)           The Board has engaged the Consultant to serve as the interim non-employee CEO of the Company, to provide management services consistent with the services rendered by the Consultant to the Company in his capacity as CEO prior to entry into this Agreement and to assist with the transition of the CEO position to such individual as hereafter may be designated by the Board.  The key issues for the Consultant to address that are significant to such engagement will be determined by a committee of independent directors of the Board (the “Special Committee”), consisting as of the date hereof of Messrs. Dannis, Partridge and Witten.  The members of the Special Committee may change from time to time.  Subsequent to the time that the Company has engaged and elected a successor CEO and if the Board so desires, the

Consultant shall continue to serve (and shall be duly elected) as a senior executive officer of the Company (during the remaining term of this Agreement) in such specific senior executive officer position as the Board shall determine, provided the Consultant’s duties shall remain the same subject to the transition of duties to the successor CEO.

(b)           The Consultant will devote approximately 20 percent of his working time to this engagement during the term of this Agreement (as directed by the Special Committee), notwithstanding the Competing Demands.  In the course of performing his responsibilities under this Agreement, the Consultant will report directly to the Special Committee.  It is understood and agreed by the Company, in light of the fact that the Consultant will spend only approximately 20 percent of his working time serving the Company under this Agreement, that the actual times or days of service by the Consultant (and his location when rendering such services to the Company) will be flexible and at Consultant’s reasonable discretion, consistent with past practice.

(c)           Nothing contained in this Agreement shall restrict Consultant from being employed by or accepting employment, consulting arrangements or other positions with (or otherwise rending any advice or services to) the Sponsor or any real estate or other investment or similar program sponsored by the Sponsor or any of its affiliates.

(d)           During the term of this Agreement, the Company will nominate the Consultant for election as a director at each meeting of stockholders called for the purpose of electing directors and use its reasonable best efforts to cause the Consultant to be elected (or appointed) as a member of the Board, consistent with the efforts of the Company to cause other nominees to the Board to be elected.

3.             Term:  The term of this Agreement will commence as of the date of this Agreement and will continue until the date that is 180 days after the date of this Agreement, and thereafter shall automatically renew for successive three month periods unless (a) terminated with or without cause by either party on 45 days’ prior written notice, or (b) terminated by either party immediately upon written notice from one party that the other party has materially breached this Agreement. If the Company believes that the Consultant has materially breached this Agreement, the Company shall provide the Consultant written notice of such act or failure to act, and the Consultant shall have fifteen (15) days following receipt of such notice by the Company to cure such act or failure to act, and if the Consultant cures such act or failure to act within such period, such act or failure to act shall not be considered a material breach under this Agreement and this Agreement may not be terminated pursuant to clause (b) of the preceding sentence.  Upon such termination, all earned and unpaid compensation for services rendered prior to the effective date of such termination and documented expenses owing to the Consultant prior to and including such date of termination shall be immediately due and payable.  Any termination pursuant to clause (b) above shall not affect any party’s rights or remedies in connection with a breach of this Agreement by the other party.

4.             Compensation:  The Company shall pay the Consultant for his consulting services a fee of $22,166.67 per month during the term of this Agreement, payable on or before the first day of each successive month, to perform the services as outlined in Section 2.  Upon termination of this Agreement and the cessation of service of the Consultant as an officer of the Company, if the Consultant remains a member of the Board, the Consultant shall be entitled to compensation equivalent to that received by the independent directors of the Board at that time.  For the avoidance of doubt, the Consultant shall not receive compensation related to his service as a member of the Board during his engagement hereunder as interim non-employee CEO or in another executive officer position subsequent to the engagement and election of a successor CEO.

5.             Expenses:  The Consultant shall be entitled to reimbursement for all travel, communications and other out-of-pocket expenses reasonably incurred by him in the performance of his duties (the “Expenses”) upon presentation of documentation therefor in accordance with Company policy.  The Consultant shall seek prior written approval for individual Expenses (other than travel costs and expenses) in excess of $3,000 from the Board or a designated committee of the Board or a designated director.

6.             Proprietary Work Product and Confidential Company Information:

(a)           Consultant agrees to promptly disclose to the Company every Company Innovation (as hereafter defined).  Consultant agrees that the Company owns and shall continue to own all right, title and interest in and to the Company Innovations.  All Company Innovations shall be considered “works made for hire” (as that term is used in Section 101 of the United States Copyright Act, 17 U.S.C. § 101) for the Company and, as between the Company and Consultant, the Company shall be the sole and exclusive owner of all right, title and interest in and to each Company Innovation, including all intellectual property rights therein.  To the extent any Company Innovation is not considered a “work made for hire,” Consultant shall, and hereby does, exclusively and irrevocably assign, transfer and otherwise convey to the Company or the Company’s designee, the Consultant’s entire worldwide right, title and interest in and to all Company Innovations and all associated records and intellectual property rights. The Consultant will cooperate as reasonably requested by the Company (at the expense of the Company) with any registration of any Company Innovation.

(b)           “Company Innovations” shall mean any processes, machines, modeling tools, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), including without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs, that the Consultant, solely or jointly with other employees or consultants of the Company, conceives, reduces to practice, creates, derives, develops or makes during the term of this Agreement in connection with Consultant’s engagement hereunder or which is developed using the Company’s equipment, resources or other property or facilities which are related to the business of the Company.

(c)           Consultant will have access to the Company’s confidential business information, trade secrets, intellectual property and other confidential or proprietary information, including without limitation: tenant rosters, marketing information, rental market data, construction cost reports, cost information, proprietary processes, proprietary software, databases and other financial and business information relating to the Company and its transactions or other confidential information relating to the Company and/or its business (collectively, “Confidential Information”); provided that “Confidential Information” does not include information that (a) is or becomes available to the public without any breach by Consultant of his obligations hereunder, (b) is obtained from a third party that the Consultant believes was not bound by an obligation of confidentiality or (c) is independently developed by Consultant other than in connection with his engagement hereunder.  Except (A) (i) in connection with Consultant’s performance of services under this Agreement, (ii) in Consultant’s capacity as a director of the Company, (iii) to any member of the Behringer Group in connection with such member’s performance of services under the Administrative Services Agreement, dated as the date hereof, between the Company and Behringer Advisors LLC, or the Property Management Agreement dated as the date hereof, among the Company, Behringer Harvard Operating Partnership I LP, and HPT Management Services LLC, (iv) in connection with the exercise, in good faith, of any rights by any member of the Behringer Group under the Master Modification Agreement, dated as the date hereof, among the Company, Behringer Harvard REIT I Services Holding, LLC, Behringer Harvard Advisors, LLC and HPT Management Services LLC, or any Ancillary Agreement as defined in such Master Modification Agreement, or (B) as permitted by this Agreement or with the written consent of the Company, the Consultant, shall not at any time during or after the term of this Agreement divulge, disclose or communicate, directly or indirectly, to any person, corporation or other entity or use for the Consultant’s or any other party’s benefit other than the Company and its affiliates, any Confidential Information except as required by law or order of a court.  The provisions of this Section 6(c) shall expire and cease to have any further force and effect on the third anniversary of the date of this Agreement.

(d)           Promptly upon termination of this Agreement, the Consultant shall return all property of the Company and materials from the Company which came into the Consultant’s possession during the term of this Agreement that relate to the Company, its business, its properties, its investors or its tenants, including without limitation all Confidential Information and Company Innovations.

7.             Independent Contractor Status:  It is the express intention of the Company and Consultant that the Consultant performs the covered services under this Agreement as an independent contractor to the Company.  Nothing in this Agreement shall in any way be construed to constitute the Consultant as an employee, and, unless provided for by the Board in advance in writing, the Consultant is not authorized to bind the Company to any liability or obligation or to represent that the Consultant has any such authority.  Each party acknowledges and agrees that the Consultant is obligated to report as income all compensation received by the Consultant pursuant to this Agreement.  The Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.  Since the Consultant will not be an employee of the Company, but shall act as an independent contractor, the Company will not withhold from any amounts payable any federal, state, city or any other taxes.  The Company and the Consultant agree that the Consultant will receive no Company-sponsored benefits from the Company.

8.             Indemnification and D&O Insurance:  The Company agrees to defend, indemnify (including, without limitation, by providing for the advancement of expenses and reasonable attorneys’ fees) and hold harmless the Consultant for any and all acts taken or omitted to be taken by the Consultant hereunder (except for bad faith, gross negligence or willful misconduct) as if the Consultant was a director of the Company as provided in the charter and bylaws of the Company in accordance with the same terms, conditions, limitations, standards, duties, rights and obligations as a director.  If, during the term of this Agreement, the Company enters into an indemnification or similar agreement covering such indemnification matters with any Company director, the Company will offer and enter into a similar indemnification agreement with the Consultant.  The provisions of this Section shall survive any termination of this Agreement.  In addition, until the five (5) year anniversary of the termination or expiration of this Agreement, the Company shall maintain in effect liability insurance coverage for the Consultant (as an insured person) with respect to his service under this Agreement, on the same or more favorable terms and conditions (from the perspective of the Consultant) as under the liability insurance policies of the Company in effect as of the date of this Agreement.

9.             Governing Law; Venue:

(a)           This Agreement shall be governed and construed in accordance with the laws of the State of Texas (without giving effect to any conflict of law principles).

(b)           The Company and the Consultant expressly and irrevocably agree that any suit, action or proceeding arising out of or relating to this Agreement and the transactions contemplated herein shall be subject to the exclusive jurisdiction of any state or Federal court sitting in Dallas County, Texas, United States of America and, by the execution and delivery of this Agreement, thus expressly waive any objection which they may have now or hereafter to the laying of the venue or to the jurisdiction of any such suit, action or proceeding, and they irrevocably submit generally and unconditionally to the jurisdiction of any such court in any such suit, action or proceeding.  Each party hereto (i) waives to the fullest extent permitted by law any objection which it or he may now or hereafter have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any and all disputes between the parties hereto which may arise pursuant to this Agreement, (ii) waives to the fullest extent permitted by law any objection which it or he may now or hereafter have to the laying of venue in the courts referred to above for any dispute between the parties hereto which may arise pursuant to this Agreement, and (iii) agrees that a judgment or order of any court referred to above in connection with any and all disputes between the parties hereto which may arise pursuant to this Agreement is conclusive and binding on it or him and may be enforced against it or him in the courts of any other jurisdiction.

10.           Miscellaneous:

(a)           Assignability.  Neither party may sell, assign or delegate any rights or obligations under this Agreement.

(b)           Entire Agreement.  This Agreement, including the annex hereto, constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between the parties regarding the subject matter of this Agreement.

(c)           Headings.  Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

(d)           Notices.  Any notice, approval, consent, waiver or other communication required or permitted by this Agreement to be given to a party (a “Notice”) shall be in writing and shall be delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission), to the party at the party’s address or facsimile number written below or at such other address or facsimile number as the party may have previously specified by like Notice.  Each Notice shall be deemed given and effective upon actual receipt (or refusal of receipt).

(1)	If to the Company, to:

Behringer Harvard REIT I, Inc.
c/o Mr. Charles G. Dannis
Crosson Dannis, Inc.
6060 North Central Expressway (Suite 860)
Dallas, TX 75206
	Facsimile:	(214) 361-2632

with copies (which shall not constitute notice) to:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
	Attention:	Peter M. Fass
James P. Gerkis
Facsimile: (212) 969-2900

Shefsky & Froelich
111 East Wacker, Suite 2800
Chicago, Illinois 60601
	Attention:	Michael Choate
	Facsimile:	(312) 275-7554

(2)	If to the Consultant, to:

Mr. Robert S. Aisner
c/o Behringer Harvard
15601 Dallas Parkway (Suite 600)
Addison, TX 75001
	Facsimile:	(214) 655-1610

with copies (which shall not constitute notice) to:

Jenner & Block LLP
353 N. Clark Street
Chicago, Illinois 60654
	Attention:	Donald E. Batterson
Jeffrey R. Shuman
	Facsimile:	(312) 923-2707

(e)           Attorneys’ Fees.  In any suit, action or proceeding brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reimbursement or payment of its reasonable attorneys’ fees and expenses.

(f)            Severability.  If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

The Company:

BEHRINGER HARVARD REIT I, INC.

By:	/s/ Charles G. Dannis
	Name:	Charles G. Dannis
	Title:	Chairman of the Special Committee

Consultant:

/s/ Robert S. Aisner
Robert S. Aisner